EXHIBIT 10.23


                               DELUXE CORPORATION
                                      2000
                          EMPLOYEE STOCK PURCHASE PLAN
                           (AS AMENDED MARCH 29, 2000)


SECTION 1. CERTAIN DEFINITIONS.

1.01. PLAN. The term "Plan" shall mean the Employee Stock Purchase Plan, the terms and provisions of which are set forth herein.

1.02. COMPANY. The term "company" shall mean Deluxe Corporation.

1.03. SHARES. The term "Shares" shall mean the $1 par value Common Shares of the company.

1.04. PARTICIPANT. The term "Participant" shall mean a Full-Time Employee of the company or of its Participating Subsidiaries, who is eligible to participate in the Plan and who has elected to participate in the manner set forth in the Plan.

1.05. CURRENT COMPENSATION. The term "Current Compensation" shall mean all regular wage, salary, and commission payments (including periodic sales commission bonuses) paid by the company to a Participant in accordance with the terms of his employment, including payments made to him under the short term disability or paid time off plan of the company or subsidiary of which the Participant is an employee in effect at the applicable time, but excluding all overtime earnings, bonus and other incentive payments and awards, and all other forms of extra compensation.

1.06. QUARTER DATE. The term "Quarter Date" shall mean the first business day of each February, May, August, and November, commencing with the effective date of the Plan and ending with the last such date during the term of this Plan, a "business" day being, for this purpose, a trading day on the New York Stock Exchange.

1.07. FULL-TIME EMPLOYEE. The term "Full-Time Employee" means, with respect to employees of the company, all employees (including officers and directors who are also employees of the company) who are employed on a full-time basis and whose regularly scheduled work week consists of (i) prior to May 1, 2000, at least forty (40) hours and (ii) from and after May 1, 2000 at least thirty-two
(32) hours.With respect to employees of subsidiaries, "Full-Time Employee" means employees who are considered full-time employees under the employment policies of their company. "Full-Time Employees" does not include seasonal or temporary employees or independent contractors.

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1.08. STOCK PURCHASE ACCOUNT. The term "Stock Purchase Account" means a current bookkeeping record maintained by the company of cumulative payroll deductions made from the Current Compensation of each Participant in the Plan as reduced by amounts applied toward the purchase of Shares under the Plan.

1.09. PARTICIPATING SUBSIDIARIES. The term "Participating Subsidiaries" shall mean each subsidiary of the company that is not an Excluded Subsidiary.

1.10. EXCLUDED SUBSIDIARY. The term "Excluded Subsidiary" shall mean those subsidiaries of the company that are designated as such by the Plan Administrator.

1.11. PLAN ADMINISTRATOR. The term "Plan Administrator" shall mean the board of directors of the company or any committee appointed by such board.

SECTION 2. ELIGIBLE EMPLOYEES AND ELECTION TO PARTICIPATE.

2.01. Each Full-Time Employee of the company and its Participating Subsidiaries shall be eligible to participate in the Plan commencing with the Quarter Date on which, or next following, the date on which he or she completes twelve (12) consecutive months of employment with the company or its subsidiaries, provided that an approved leave of absence shall not be deemed to terminate an employee's continuous employment. Notwithstanding the foregoing, no employee shall be granted any right to purchase Shares hereunder if such employee, immediately after such a right to purchase is granted, would own, directly or indirectly, within the meaning of Section 423(b)(3) and Section 424(d) of the Internal Revenue Code of 1986, as amended, Shares possessing five percent (5%) or more of the total combined voting power or value of all the classes of the capital stock of the company or of all of its affiliates.

2.02. An eligible employee may elect to participate in the Plan by completing a form known as "Payroll Deduction Authorization," which authorizes regular payroll deduction from the employee's Current Compensation, beginning with the first payroll period ending after a Quarter Date, provided the authorization is received by the company's Employee Services Department at least fifteen days prior to each Quarter Date. Payroll deductions shall continue until the employee withdraws or ceases to be eligible to participate in the Plan.

2.03. Employees of an Excluded Subsidiary shall not be eligible to participate in the Plan unless and until they transfer employment to the company or a Participating Subsidiary or the Plan Administrator should redesignate the Excluded Subsidiary as a Participating Subsidiary. In any such event, the period during which an employee was employed by the Excluded Subsidiary shall, unless otherwise determined by the Plan Administrator, be treated as employment by the company or a Participating Subsidiary for purposes of determining the employee's eligibility under Section 2.01 to participate in the Plan following such transfer or redesignation.

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SECTION 3. PAYROLL DEDUCTIONS AND STOCK PURCHASE ACCOUNT.

3.01. A Participant may elect payroll deductions of any multiple of one percent not less than three percent nor more than ten percent of his Current Compensation. A Participant may, at any time, but only once in any twelve-month period, increase or reduce the percentage of his or her payroll deduction within the foregoing limitations by filing a "Notice of Change," such change to become effective with the first payroll period commencing on or after the receipt of the Notice of Change by the company's Employee Services Department.

3.02. Payroll deductions shall be credited currently to the Participant's Stock Purchase Account. A Participant may not make any separate cash payment into his Stock Purchase Account.

3.03. No interest will be paid upon payroll deductions or upon any amount credited to, or on deposit in, an employee's Stock Purchase Account.

SECTION 4. PURCHASE OF SHARES.

4.01. On each Quarter Date, each Participant shall automatically have purchased for him that number of whole Shares, not less than two, as can be purchased with the amount in his or her Stock Purchase Account on such Quarter Date.

4.02. The per-Share purchase price of Shares purchased shall be seventy-five percent (75%) of the fair market value of the Shares on the Quarter Date, rounded up to the next higher full cent. The fair market value on any day means the closing price of the Shares on the New York Stock Exchange on such day as reported by the WALL STREET JOURNAL, MIDWEST EDITION.

SECTION 5. STOCK PURCHASE ACCOUNT BALANCE.

5.01. Any funds remaining in a Participant's Stock Purchase Account after the purchase of Shares on a Quarter Date shall remain in his or her Stock Purchase Account and be applied toward the purchase of Shares on the next Quarter Date, unless the Participant withdraws from the Plan.

SECTION 6. WITHDRAWAL FROM THE PLAN.

6.01. A Participant may, at any time, by written notice to the Employee Services Department, withdraw from the Plan and cease making any further payroll deductions. In such event, the company shall refund, within thirty (30) days, the entire balance, if any, in the employee's Stock Purchase Account. Once an employee withdraws from the Plan, or his or her employment is terminated, the employee shall not be eligible to re-enter the Plan for a period of twelve (12) months. For purposes of the foregoing sentence, a transfer of an employee to an Excluded Subsidiary or a designation of such employee's employer as an Excluded Subsidiary shall not be deemed a termination of employment requiring the employee to accrue an additional year of service time in the event the employee thereafter transfers to a Participating Subsidiary or the designation of such employee's employer is subsequently changed to a Participating Subsidiary.

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6.02. Participation in the Plan shall cease upon the date of a Participant's termination of employment, death, transfer to other than full-time status, transfer to an Excluded Subsidiary or a change in the designation of a Participant's employer to an Excluded Subsidiary; and any amounts theretofore credited to the individual's Stock Purchase Account shall be refunded within thirty (30) days to the former Participant or to his or her estate; provided that if during their lifetime a Participant has delivered to the Employee Services Department a notice in writing, upon a form furnished by the company, to pay such amount in the event of the Participant's death to a specified person or persons, such amount in the event of the Participant's death, shall be refunded to such person or persons whose designation as aforesaid has not been revoked by the Participant during his or her lifetime. An approved leave of absence shall not be deemed a termination of employment for purposes of this section.

SECTION 7. TRANSFERABILITY.

7.01. Stock purchase benefits granted hereunder may not be assigned, transferred, pledged, or hypothecated (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition or levy of attachment or similar process upon the stock purchase benefits shall be null and void and without effect.

7.02. The funds accumulated in a Stock Purchase Account may not be assigned, transferred, pledged or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation or other disposition of the funds accumulated in the Stock Purchase Account shall be null and void and without effect.

7.03. The Plan Administrator may, from time to time, establish or modify minimum required holding periods for Shares purchased by Participants under the Plan and, in connection therewith, may establish such rules and regulations as it determines to be necessary or appropriate for the administration of such minimum holding periods, including, without limiting the generality of the authority herein, by requiring that the Shares issued under the Plan be restricted or bear a legend against transfer or by requiring periodic certifications by Participants concerning compliance with such minimum required holding periods, provided that the establishment of or any change to any minimum required holding period shall be made effective on a Quarter Date and that notice thereof shall be given to Participants on or before the commencement of the calendar quarter ending on such Quarter Date by such means as the Plan Administrator determines to be appropriate in the circumstances. The failure of a Participant to receive any such notice shall not affect the establishment of any such minimum holding period or any change thereto with respect to that or any other Participant.

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SECTION 8. SHARE CERTIFICATES.

8.01. Shares purchased under the Plan may be originally issued in certificated or uncertificated form, as determined by the Plan Administrator. Shares issued under the Plan may contain restrictions against transfer (including applicable legends to that effect) as provided in Section 7.03.

8.02. The company shall not be required to issue or deliver any Shares purchased prior to registration under the Securities Act of 1933 or registration or qualification under any state law if such registration is required. The company will use its best efforts to accomplish such registration, if and to the extent required or determined desirable, not later than a reasonable time following a Quarter Date, and issuance of Shares may be deferred until such registration is accomplished.

8.03. An employee shall have no interest in the Shares purchased until a Share certificate representing the same is issued or an appropriate book-entry is made with the transfer agent reflecting such purchase

8.04. The Share certificates or book-entries representing Shares issued under the Plan shall be registered in the name of the Participant or jointly in the name of the Participant and another person, as the Participant may direct.

SECTION 9. EFFECTIVE DATE AND AMENDMENT OR TERMINATION OF PLAN.

9.01. The Plan shall become effective on the date fixed by the board of directors of the company; provided, however, that the date fixed by the board of directors as the effective date of the Plan shall coincide with a Quarter Date.

9.02. The board of directors of the company may at any time terminate or amend the Plan.

9.03. The Plan shall automatically terminate on the fifth (5th) anniversary date of the Quarter Date it became effective (or next ensuing business day, as the case may be).

SECTION 10. STOCK PLAN COMMITTEE.

10.01. In administering the Plan, it will be necessary to follow various laws and regulations. It may be necessary from time to time to change or waive requirements of the Plan to conform with law, to meet special circumstances not anticipated or covered in the Plan, or to carry on successful operations of the Plan. Therefore, the company reserves the right, exercisable by the Plan Administrator, to make variations in the provisions of the Plan for such purposes and to determine any questions which may arise regarding interpretation and application of the provisions of the Plan. The determination of the Plan Administrator as to the interpretation and operation of the Plan shall be final and conclusive, provided that any such determination by a committee appointed by the board of directors of the company shall be subject to review by such board.

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SECTION 11. STOCK DIVIDEND OR RECLASSIFICATION, MERGER, OR CONSOLIDATION.

11.01. Upon the payment of any stock dividend or reclassification by way of split-up in the number of Shares of the company, the total number of Shares authorized by Section 12 to be sold under the Plan shall be adjusted accordingly.

11.02. If the company is merged into or consolidated with one or more corporations during the Plan, appropriate adjustments shall be made to give effect thereto on a equitable basis in terms of issuance of Shares of the corporation surviving the merger or of the consolidated corporation, as the case may be.

SECTION 12. SHARES TO BE SOLD.

12.01. The number of Shares authorized to be sold under the Plan during the current renewal period, which commences February 1, 2000, shall not exceed 5 million.

SECTION 13. NOTICES.

13.01. Notices to the company pertaining to the Plan may be addressed as follows:

                  Deluxe Corporation
                  Attention: Employee Benefits Department
                  Post Office Box 64235
                  St. Paul, MN 55164-0235